Exhibit 10.4

FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is entered into as of October 16, 2009, among Vitesse Semiconductor Corporation, a Delaware corporation (the “Borrower”), the other Loan Parties (as defined below), and Whitebox VSC Ltd., a British Virgin Islands business company (the “Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement dated as of August 23, 2007, as amended hereby, by and among the lenders from time to time signatory thereto (collectively the “Lenders” and individually each a “Lender”), the Borrower, and the Agent, as one of the Lenders and as agent for the Lenders (the “Loan Agreement”).

RECITALS

WHEREAS, the Borrower desires to make certain amendments to the Loan Agreement as set forth herein, and pursuant to Section 9.1 of the Loan Agreement such amendments may only be made with the written consent of the Required Lenders.

WHEREAS, the Required Lenders hereby consent to such amendments as set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1                                          Acknowledgement and Reaffirmation.

(a)                                  The Borrower hereby acknowledges and agrees that:

(i)                                    The Borrower is indebted and liable to the Lenders in the aggregate principal amount of $30,000,000 in respect of the Term Loans, plus interest, fees, expenses (including but not limited to attorneys’, advisors’ and consultants’ fees that are reimbursable under the Loan Agreement), charges and all other obligations incurred in connection therewith as provided in the Loan Agreement.

(ii)                                 The amounts outstanding and the obligations of the Borrower to the Lenders under the Loan Agreement and hereunder constitute valid and subsisting obligations of the Borrower to the Agent and the Lenders that are not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind.

(iii)                              The Loan Specified Defaults (as defined below) have not previously been waived by the Lenders.

(b)                                 The Borrower and the Guarantors other than Vitesse International, Inc. (“VII”) (collectively, the “Loan Parties”) hereby (i) acknowledge and affirm their obligations under the respective Loan Documents to which they are party; (ii) acknowledge and affirm the liens created and granted by the Loan Parties in the Loan Documents; and (iii) agree that this Agreement shall in no manner adversely affect or impair such obligations and/or liens.

2                                          Amendments to the Loan Agreement.

(a)                                  Section 1.1 of the Loan Agreement is hereby amended by adding the following definitions in alphabetical order:

“Cash Pool”: As defined in Section 2.6(c) herein.

“Conversion Agreement”: That certain Debt Conversion Agreement to be entered into among the Borrower and the holders of the Borrower’s 1.50% convertible subordinated debentures due 2024.

“Exchange Documents”: The Conversion Agreement and related agreements to be entered into among the Borrower, the Trustee, and certain noteholders of notes of the Borrower, all in connection with the exchange of such notes for new notes and equity, each of which documents shall be in form and substance satisfactory to the Agent in its sole discretion.

“First Amendment”:  The First Amendment to Loan Agreement dated as of October 16, 2009.

“Foreign Subsidiary”:  Any subsidiary organized under the laws of a jurisdiction other than a State of the United States.

“Intercreditor Agreement”: The intercreditor agreement, dated as of the October 16, 2009, between the Agent and the Trustee, and any other intercreditor agreement entered into between the Agent and the Trustee in connection with New Indenture.

“Mandatory Prepayment Fee”: As defined in Section 2.6(d) herein.

“New Indenture”: That certain Indenture to be entered into between the Borrower and the Trustee with respect to the Borrower’s 8.00% convertible second lien debentures due 2014, which Indenture shall be in form and substance satisfactory to the Agent in its sole discretion.

“PIK Interest”: Payment-in-kind of interest on the Term Loans, which shall be payable by adding such interest to the principal amount of the Term Loans on each interest payment date following the execution of the Exchange Documents and in the manner set forth in Section 2.4(a) hereof.

“Trustee”: U.S. Bank National Association.

(b)                                 Section 1.1 of the Loan Agreement is hereby amended by deleting the existing definition of the following terms and replacing them with the following:

“Deposit Account Control Agreement (Borrower)”:  Any deposit account control agreements, each in form and substance acceptable to the Agent and executed by the Borrower, the Agent and a bank that maintains any type of deposit account on behalf of or in the name of the Borrower, each as may be amended, restated or otherwise modified from time to time.

“Deposit Account Control Agreements (Guarantor)”:  Any deposit account control agreements, each in form and substance acceptable to the Agent and executed by a Guarantor, the Agent and a bank that maintains a deposit account (as such term is defined in Guarantor Security Agreement) on behalf of or in the name of such Guarantor, each as may be amended, restated or otherwise modified from time to time.

“Prepayment Event”:  Means:

(a)                                  any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than licensing of intellectual property in the ordinary course of business;

(b)                                 any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, but only to the extent that the Net Asset Sale Proceeds therefrom have not been applied, or committed pursuant to an agreement (including any purchase orders) to be applied, to repair, restore or replace such property or asset within 180 days after such event; or

(c)                                  the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.12.

“Securities Account Control Agreement (Borrower)”:  Any securities account control agreements, in form and substance acceptable to the Agent and executed by the Borrower, the Agent and a securities intermediary (as such term is defined in Article 8 of the UCC) that maintains a securities account (as such term is defined in Article 8 of the UCC) on behalf of or in the name of the Borrower, each as may be amended, restated or otherwise modified from time to time.

“Securities Account Control Agreements (Guarantor)”:  Any securities account control agreements, each in form and substance acceptable to the Agent and executed by a Guarantor, the Agent and a securities intermediary (as such term is defined in Article 8 of the UCC) that maintains a securities account (as such term is defined in Article 8 of the UCC) on behalf of or in the name of such Guarantor, each as may be amended, restated or otherwise modified from time to time.

“Subordinated Debt”:  (a) the Existing Convertible Debentures, (b) the Borrower’s 1.50% convertible subordinated debentures due 2024 issued under the New Indenture, and (c) any other Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (i) that Required Lenders have approved in writing prior to the creation of such Indebtedness, or (ii) as to any Indebtedness of the Borrower existing on the date of this Agreement, that Required Lenders have approved as Subordinated Debt in a writing delivered by Required Lenders to the Borrower on or prior to the Closing Date.

(c)                                  Section 2.4 of the Loan Agreement is hereby amended by adding the following to the end of subsection (a):

; provided, however, that:

(A)                              from October 1, 2009, until the execution of the Exchange Documents, the Term Loans shall accrue cash interest at the rate of 10.5% per annum; provided further, that if the Exchange Documents are not executed by October 16, 2009, the Term Loans shall accrue cash interest at the rate of 15% per annum from and after October 16, 2009; and

(B)                                from and after the execution of the Exchange Documents, the Effective Rate shall be 8.5% cash interest plus 2% PIK Interest, which will be increased by 0.30% additional PIK Interest for every $1,000,000 (rounded to the nearest $1,000,000) below $15,000,000 that is not paid down pursuant to the terms of Section 2.6(c) hereof.  (For the avoidance of doubt, if only $12,000,000 were paid down and the remaining principal balance of the Term Loans were $18,000,000, the total Effective Rate would be 11.4% (8.5% cash interest + 2.9% PIK Interest).)  Subsequent to the paydown pursuant to the terms of Section 2.6(c) hereof, the Borrower may make additional prepayments of the outstanding Term Loans, which shall cause the Effective Rate to be reduced by 0.30% additional PIK Interest for every $1,000,000 (rounded to the nearest $1,000,000) of such additional prepayments, with such reduction to be effective as of the next interest payment date, until the remaining principal balance of the Term Loans reaches $15,000,000, at which time the Effective Rate shall be 8.5% cash interest plus 2% PIK Interest provided, however, that in no event shall the Effective Rate be reduced to less than 8.5% cash interest plus 2% PIK Interest.

(d)                                 Section 2.6 of the Loan Agreement is hereby amended by adding the following as new subsections (c) and (d):

(c)                                  Mandatory Prepayment from Cash Pool.  Upon the consummation of the transactions contemplated by the Exchange Documents, the Borrower shall establish a cash pool of $15,000,000 (the “Cash Pool”). Any amount of the Cash Pool that is not used to pay down nonparticipating holders of notes pursuant to the Exchange Documents on the date of the consummation of the transactions contemplated by the Exchange Documents shall be immediately applied to prepay the Term Loans; provided, however, that at least $5,000,000 of the Cash Pool shall be used to prepay the Term Loans.

(d)                                 Mandatory Prepayment Fee.  The Borrower shall pay the Lenders a non-refundable prepayment fee on each mandatory prepayment made pursuant to Section 2.6(b) or (c) that is equal to one percent (1%) of the aggregate amount of principal prepaid (the “Mandatory Prepayment Fee”).  The Mandatory Prepayment Fee shall be paid concurrently with each prepayment paid pursuant to Section 2.6(b) or (c).

(e)                                  Section 6.2 of the Loan Agreement is hereby amended to read in its entirety as follows:

Section 6.2                                      Disposition of Assets.  The Borrower will not, nor will permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions), including without limitation any transfer by the Borrower to a Subsidiary (other than a Guarantor) or a Subsidiary to any other Subsidiary (other than a Guarantor), any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except that, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, and the Obligations have not been accelerated pursuant to Section 7.2, the Borrower and any Subsidiary may dispose of any property as long as the proceeds thereof are applied to the Term Loan in accordance with Section 2.6(b)(i).

(f)                                    Section 6.11(i) is amended to read in its entirety as follows:

(i)                                     Investments (i) by the Borrower in any Guarantor and by any Guarantor in any other Guarantor, (ii) by the Borrower in any Foreign Subsidiary and existing as of the date of the First Amendment, and (iii) by the Borrower in any Foreign Subsidiary after the date of the First Amendment as long as such Investment does not cause an Event of Default under Section 6.18;

(g)                                 Section 6.12 is hereby amended by adding the following new subsection (l):

(l)                                     Indebtedness incurred as a result of the consummation of the transactions contemplated by the Exchange Documents in an amount not to exceed $60,000,000 and all premiums (if any), interest, fees, expenses and charges on such Indebtedness.

(h)                                 Section 6.13 of the Loan Agreement is hereby amended by adding the following new subsection (k):

(k)                                  Liens granted to secure the Borrower’s obligations in an amount not to exceed $60,000,000 under the Indenture and the New Indenture, provided such Liens are subject to the Intercreditor Agreement.

(i)                                     The Loan Agreement is hereby amended by adding a new Section 6.18 thereto to read in its entirety as follows:

Section 6.18                                Accounts.  The Borrower will not, nor will permit any Subsidiary to, cause or permit (a) any funds in excess of $50,000 to be transferred to or maintained in any deposit, checking, brokerage, securities or other similar account maintained by the Borrower or any Subsidiary which is not a Foreign Subsidiary unless such account is subject to an account control agreement in form and substance satisfactory to the Agent or (b) the Foreign Subsidiaries to maintain funds in an aggregate amount in excess of $3,000,000 in all deposit, checking, brokerage, securities and other similar accounts maintained by all Foreign Subsidiaries unless such accounts are subject to account control agreements in form and substance satisfactory to the Agent.

(j)                                     Section 7.1(l) of the Loan Agreement is hereby amended by adding the following to the end thereof:

other than as a result of the consummation of the transactions contemplated by the Exchange Documents.

(k)                                  Section 7.1 of the Loan Agreement is hereby amended by adding the following new subsection (o):

(o)                                 Any Event of Default (as defined therein) shall occur under the Indenture or the New Indenture.

3                                          Amendments to Security Agreements.

(a)                                  Section 7 of the Borrower Security Agreement is amended by deleting the phrase “and in amounts not exceeding $50,000 per Account Debtor or other obligor in any calendar year”.

(b)                                 Section 7 of the Guarantor Security Agreement is amended by deleting the phrase “and in amounts not exceeding $50,000 per Account Debtor or other obligor in any calendar year”.

4                                          Conditions Precedent to Effectiveness of Amendment.  Other than the waiver set forth in Section 6, which shall become effective as set forth therein, the agreement of the Borrower, the other Loan Parties, the Agent and the Lenders shall become effective as of the date hereof when, and only when, each of the following conditions shall have been satisfied (it being understood that the satisfaction of one or more of the following conditions may occur concurrently with the effectiveness of this Amendment) or waived, as determined by the Agent in its sole discretion (such date, the “Amendment Effective Date”).

(a)                                  The Agent shall have received a counterpart of this Amendment duly executed by the Borrower and each other Loan Party.

(b)                                 The representations and warranties set forth herein shall be true and correct as of the date hereof.

(c)                                  The Borrower shall have received a written invoice for, and shall have reimbursed, all reasonable fees, costs, and expenses of the Agent (including filing and recording costs and fees and expenses of Dorsey & Whitney LLP, counsel to the Agent) incurred or estimated to be incurred on or before the Amendment Effective Date in connection with this Amendment and the transactions contemplated hereby.

(d)                                 The Agent and the Trustee shall have entered into the Intercreditor Agreement.

(e)                                  All original certificates and instruments representing or evidencing the Collateral pledged under the Borrower Pledge Agreement, except with respect to VII, and duly executed instruments of transfer or assignment in blank, shall have been delivered to the Agent.

(f)                                    The Borrower and each Guarantor shall have executed and delivered to the Agent any additional security agreements, pledge agreements, collateral assignments or any other documents, instruments or agreements the Agent reasonably deems necessary to create, ensure, perfect or to give the Agent priority in any intellectual property, including without limitation any patent registrations, trademarks, domain names, trade names, copyright registrations or any equivalent thereof.

(g)                               The Agent shall have received an opinion of counsel to the Borrower and the Guarantors in form and substance satisfactory to the Agent in its sole discretion.

(h)                               The Agent shall have received a certificate of the secretary of each Loan Party certifying as to (i) a copy of the corporate resolutions of such Loan Party authorizing the execution, delivery and performance of this Amendment and all other documents related hereto; (ii) an incumbency certificate showing the names and titles and bearing the signatures of the officers of such Loan Party authorized to execute this Amendment and all other documents related hereto; (iii) a copy of the Articles of Incorporation of such Loan Party, with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its organization as of a date acceptable to the Agent; (iv) a certificate of good standing for such Loan Party in its jurisdiction of organization, certified by the appropriate governmental officials as of a date acceptable to the Agent; and (v) a copy of the bylaws of such Loan Party, with all amendments thereto.

5                                          Conditions Subsequent.  Each of the following conditions shall be satisfied within seven (7) days after the date hereof:

(a)                                  A certificate representing 650 shares of VII shall be delivered to the Agent.

(b)                                 A deposit account control agreement in form and substance satisfactory to the Agent shall be delivered to the Agent for the account designated on Exhibit A hereto.

Any failure of such conditions to be satisfied within seven (7) days after the date hereof shall constitute an Event of Default under the Loan Agreement.

6                                          No Waiver of Rights or Remedies.  Certain defaults and events of default have occurred and are continuing under the Indenture, which results in an Event of Default under Section 7.1(i) of the Loan Agreement and may also result in an Event of Default under Sections 7.1(d) and (e) of the Loan Agreement (the “Loan Specified Defaults”).  Upon (a) the consummation of the transactions contemplated by the Exchange Documents by November 16, 2009, (b) receipt by the Agent of copies of the executed Exchange Documents (in form and substance satisfactory to the Agent in its sole discretion), certified as true and correct by an officer of the Borrower, and (c) receipt by the Agent of payment of all accrued and unpaid interest on the Term Loans and all reasonable fees, costs, and expenses of the Agent (including filing and recording costs and fees and expenses of Dorsey & Whitney LLP, counsel to the Agent) incurred through the date of such consummation, the Lenders shall waive the Loan Specified Defaults.  The Lenders, the Borrower and the other Loan Parties agree that, other than as expressly set forth herein, nothing in this Amendment, or the performance by the Lenders of their obligations hereunder, constitutes or shall be deemed to constitute a waiver of any of the rights or remedies available to the Lenders under the Loan Agreement, the Loan Documents, or any applicable law, including with respect to any Default or Event of Default (other than the Loan Specified Defaults, as indicated above in this Section 6), all of which are hereby reserved.

7                                          Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants to the Lenders that:

(a)                                  To the Borrower’s Knowledge, no Default or Event of Default (other than the Loan Specified Defaults) exists under the Loan Agreement as of the date hereof.

(b)                                 There are no Liens against any material portion of the assets of the Borrower and its subsidiaries other than (i) the Liens granted to the Trustee in connection with the Indenture, (ii) the Liens granted under the Loan Agreement, and (iii) customary permitted Liens granted in  the ordinary course.

(c)                                  The Borrower has paid all taxes, assessments, governmental charges and levies imposed on it or any material portion of its properties and all claims or demands of any kind which, if not paid, could result in the creation of a Lien on a material portion of its property, other than any such taxes, assessments, governmental charges or levies being contested in good faith by appropriate proceedings.

(d)                                 The execution, delivery and performance by the Borrower and the other Loan Parties of this Amendment has been duly authorized by all necessary corporate or other organizational action, and do not and will not: (i) contravene the terms of any of such Person’s organizational documents; (ii) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien, or require any payment by the Borrower to be made under (A) any contractual obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its subsidiaries or (B) any order, injunction, writ or decree of any governmental authority or any arbitral award to which the Borrower or any material portion of its property is subject; or (iii) violate any applicable law in any material respect.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person is necessary or required on the part of the Borrower or the other Loan Parties in connection with the execution, delivery or performance by, or enforcement against the Borrower or the other Loan Parties of, this Amendment, other than the filing of any uniform commercial code financing statements or amendments thereto and any filings required under federal securities laws.

(e)                                  The only deposit, checking, brokerage, securities or other similar accounts maintained by the Borrower and the other Loan Parties, and their respective balances as of the Amendment Effective Date, are those listed on Exhibit A hereto.

(f)                                    The Borrower’s cash balance as of the Amendment Effective Date is at least $45,000,000.

(g)                                 The Borrower owns all of the intellectual property (including without limitation patent registrations, trademarks, domain names, trade names, copyright registrations or any equivalent thereof) (“Intellectual Property”) listed on Exhibit B hereto and does not own any Intellectual Property that is not so listed.

8                                          Representations and Warranties of the Agent and Lenders.  Each of the Agent and each Lender hereby represents and warrants to the Borrower that:

(a)                                  it hereby consents to the amendments to the Loan Agreement set forth herein; and

(b)                                 to its Knowledge, as of the date hereof, no Default or Event of Default (other than the Loan Specified Defaults) exists under the Loan Agreement.

9                                          Releases.

(a)                                  In partial consideration of the Lenders’ willingness to enter into this Amendment, the Borrower and the other Loan Parties hereby release the Lenders and the Agent and their respective officers, affiliates, employees, representatives, agents, financial advisors, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected, to the extent that any of the foregoing arises from any action or failure to act in connection with the Loan Agreement or any other Loan Document or any document entered into in connection therewith on or prior to the date hereof.

(b)                                 The Lenders hereby release VII from its obligations under the Guaranty and the Security Agreement, each dated as of August 23, 2007, and executed by VII in favor of the Lenders and VII’s obligations thereunder shall be of no further force and effect; provided, that such release shall not affect the obligations of any other party to the Guaranty and the Security Agreement.

(c)                                  Upon the execution of the Exchange Documents, the Note Purchase Agreement shall terminate and the Lenders shall release the Borrower from its obligations under the Note Purchase Agreement.

10                                    Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument

11                                    APPLICABLE LAW.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12                                    Entirety.  This Amendment and the Loan Documents, and any documents entered into in connection herewith, embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof.  This Amendment, together with the Loan Documents and any documents entered into in connection herewith, represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no oral agreements between the parties.  In the event there is a conflict between this Amendment and the Loan Documents or any documents entered into in connection herewith, this Amendment shall control.

13                                    Severability.  In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

14                                    Successors and Assigns; Transfers.  This Amendment shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

15                                    Notices.  Any notice or other communication to any party in connection with this Amendment shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing.  All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first business day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.

16                                    Waivers and Amendments.  This Amendment can be waived, modified, amended, or terminated only explicitly in a writing signed by the Borrower and the Agent.  A waiver so signed shall be effective only in the specific instance and for the specific purpose given.

17                                    Third Party Beneficiaries.  This Amendment is intended for the benefit of the parties hereto and their respective successors and assigns, and is not intended to be enforceable by any third parties other than any acquiring parties under a Definitive Purchase Agreement.

18                                    Captions.  Captions in this Amendment are for reference and convenience only and shall not affect the interpretation or meaning of any provision of this Amendment.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

VITESSE SEMICONDUCTOR CORPORATION

By:	/s/ Christopher R. Gardner
Name:	Christopher R. Gardner
Title:	Chief Executive Officer

VITESSE MANUFACTURING & DEVELOPMENT CORPORATION

By:	/s/ Christopher R. Gardner
Name:	Christopher R. Gardner
Title:	President

VITESSE SEMICONDUCTOR SALES CORPORATION

By:	/s/ Christopher R. Gardner
Name:	Christopher R. Gardner
Title:	President

WHITEBOX VSC LTD., as Lender and Agent under the Loan Agreement

By:	/s/ Jonathan Wood
Name:	Jonathan Wood
Title:	Director